Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Green Plains Inc. and subsidiaries:

We consent to the incorporation by reference in the registration statement (No. 333‑215281) on Form S-3 and the registration statements (No. 333-143147, 333-154280, 333-159049, 333-174219, 333-193827, 333-218933) on Form S-8 of Green Plains Inc. and subsidiaries of our reports dated February 20, 2019, with respect to the consolidated balance sheets of Green Plains Inc. as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appears in the December 31, 2018 annual report on Form 10‑K of Green Plains Inc.

Our report dated February 20, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018 contains an explanatory paragraph that states that the Company completed the acquisition of two cattle feeding operations in Sublette, Kansas and Tulia, Texas on August 1, 2018 (the “acquired businesses”), and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018, the acquired businesses internal control over financial reporting associated with approximately 5% of the Company’s consolidated total assets and approximately 3% of the Company’s consolidated total revenues as of and for the year ended December 31, 2018. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of the acquired businesses.

Our report dated February 20, 2019, on the consolidated financial statements and related notes as of December 31, 2018 contains an explanatory paragraph that refers to the Company’s adoption of ASC Topic 606, Revenue from Contracts with Customers, and all related amendments.

/s/ KPMG LLP

Omaha, Nebraska
February 20, 2019